Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns Record $3.8 Million, or $0.41 Per Diluted Share, in Fourth Quarter 2020

and a Record $10.3 Million, or $1.10 Per Diluted Share, for the Year;

Results Highlight Net Interest Margin Expansion and Substantial Loan and Core Deposit Growth

Declares Quarterly Cash Dividend of $0.06 Per Share

Port Angeles, WA, (January 28, 2021) -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), today reported net income increased 72.0% to $3.8 million, or $0.41 per diluted share, for the fourth quarter of 2020, compared to $2.2 million, or $0.23 per diluted share, for the fourth quarter a year ago, an increase of 3.8% compared to $3.7 million, or $0.40 per diluted share, for the third quarter of 2020. Fourth quarter results reflected strong loan and deposit growth, net interest margin expansion and improved efficiency. For the year 2020, net income increased 14.7% to a record $10.3 million, or $1.10 per diluted share, compared to $9.0 million, or $0.91 per diluted share, for 2019.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.06 per common share outstanding, payable on February 26, 2021 to shareholders of record as of the close of business on February 12, 2021.

“First Northwest Bancorp produced record results for the fourth quarter and the year, with strong top line revenue growth, double digit loan and deposit growth and an improving net interest margin,” stated Matthew P. Deines, President and CEO. “Despite a difficult operating environment created by pandemic-related economic challenges, we made progress in several areas of the business, as we continued to support our customers, communities and employees.”

The sectors most heavily impacted by the pandemic include hospitality; restaurant and food services; and lessors of commercial real estate to these businesses. At December 31, 2020, the Company’s exposure as a percentage of the total loan portfolio to these industries was 4.44%, 0.17%, and 4.41%, respectively.

“We participated in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) beginning in April and ending in August, 2020, assisting approximately 515 customers who received $32.2 million in PPP funding, and we are participating in the SBA’s new round of PPP funding that began earlier this month,” said Deines. “This next round of SBA funding offers new PPP loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already used their initial PPP proceeds. Now more than ever, we are here for our customers and communities.”

“We were also successful participating in the Federal Reserve’s Main Street Lending Program,” said Deines. “As of year-end, we assisted approximately 20 customers receive $115.1 million in loans under the program. We were among the top banks in Washington State in terms Main Street Loans funded in both dollars and count.”

Under the Main Street Lending Program, the Federal Reserve purchased loans that the bank makes to small and mid-sized businesses, with the Federal Reserve purchasing 95% of each loan. The program, which became operational in early July, was designed to keep credit flowing to small and mid-sized businesses that were in good financial standing before the onset of the COVID-19 pandemic, but which came under extreme stress due to stay-at-home and business closure orders from state and local governments.

“In addition to the SBA’s PPP and the Federal Reserve’s Main Street Lending Program, we implemented additional programs to support our customers experiencing financial hardship as a result of the pandemic. These assistances included payment forbearance agreements with some customers for periods of up to six months. We deferred payment on 357 loans totaling $177.6 million through December 31, 2020. As of December 31, 2020, the deferral period had ended and payments voluntarily resumed for approximately 94.7% of these loans, of which 93.8% have resumed normal payments. Only 2.2% requested a second deferral period,” added Deines.

The table below presents selected information on loans that remained on COVID-19 deferrals at the periods indicated.

	% of Total Loan Portfolio	Deferred Loan Balance	Number of Loans
		(In thousands)
June 30, 2020	12.9%	$ 128,420	297
September 30, 2020	13.9	149,542	183
December 31, 2020	0.2	2,349	19

Fourth Quarter 2020 Highlights (at or for the quarter ended December 31, 2020)

•	Fourth quarter net income increased to $3.8 million, compared to $3.7 million in the preceding quarter and $2.2 million in the year ago quarter.
•	Diluted earnings per share was $0.41, up from $0.40 per share in the preceding quarter and $0.23 per share compared to the fourth quarter a year ago.
•	Provision for loan losses was $930,000 in the fourth quarter, compared to $1.4 million in the third quarter of 2020 and $249,000 in the fourth quarter of 2019.
•

Loans receivable increased 7.6% to $1.14 billion at December 31, 2020, compared to $1.06 billion at September 30, 2020, and increased 30.0% compared to $878.4 million a year ago, primarily due to growth in commercial real estate and commercial business loans, including PPP loans.

•

Deposits increased 6.3% during the quarter and increased 33.1% from one year prior, to $1.33 billion at December 31, 2020, due to successful organic and wholesale deposit-gathering strategies, including significant growth in noninterest-bearing deposits, which increased 71.4 % in 2020.

•	The cost of deposits for the fourth quarter decreased to 0.33% from 0.45% for third quarter 2020 and 0.77% in the fourth quarter of 2019.
•

Gain on sale of mortgage loans was $2.3 million for the fourth quarter compared to $1.7 million in the previous quarter and $247,000 in the fourth quarter of 2019 reflecting strong quarterly mortgage originations, including refinance activity.

•

During the fourth quarter, the Company repurchased 15,553 shares of common stock at an average price of $15.67 per share for a total of $244,000, leaving 1,007,867 shares remaining under the 2020 Stock Repurchase Plan approved in October 2020.

Balance Sheet Review

Total assets increased $89.7 million, or 5.7%, to $1.65 billion, at December 31, 2020, compared to $1.56 billion at September 30, 2020, and increased $347.0 million, or 26.5%, compared to $1.31 billion, at December 31, 2019.

Investment securities decreased $4.8 million to $364.3 million, at December 31, 2020, compared to $369.1 million three months earlier and increased $48.7 million compared to $315.6 million, at December 31, 2019. At December 31, 2020, municipal bonds totaled $127.9 million and comprised the largest portion of the investment portfolio at 35.1%. The estimated average life of the total investment securities portfolio was 7.3 years, and the average repricing term was approximately 4.9 years.

“We continue to utilize the investment portfolio for liquidity and interest income generation,” said Geri Bullard, EVP/Chief Financial Officer. “We began adding to the investment portfolio in the second quarter as deposits increased in the early stages of the pandemic and credit spreads widened, creating more desirable opportunities.”

Securities consisted of the following at the dates indicated:

	December 31, 2020	September 30, 2020	December 31, 2019	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$127,862	$97,143	$39,282	$30,719	$88,580
U.S. government agency issued asset-backed securities (ABS agency)	63,820	73,618	28,858	(9,798)	34,962
Corporate issued asset-backed securities (ABS corporate)	29,280	32,747	40,855	(3,467)	(11,575)
Corporate issued debt securities (Corporate debt)	35,510	33,230	9,643	2,280	25,867
U.S. Small Business Administration securities (SBA)	18,564	23,864	28,459	(5,300)	(9,895)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	62,683	92,402	160,167	(29,719)	(97,484)
Corporate issued mortgage-backed securities (MBS corporate)	26,577	16,107	8,316	10,470	18,261
Total securities available for sale	$364,296	$369,111	$315,580	$(4,815)	$48,716

Total loans, excluding loans held for sale, increased $81.2 million, or 7.6%, to $1.14 billion at December 31, 2020, from $1.06 billion at September 30, 2020, and increased $263.5 million, or 30.0%, from $878.4 million a year ago. “The collective efforts of our lending team during the year resulted in significant increases in balances, with total loans increasing 30.6% during the year, and total loans, excluding PPP loans increasing 28.0% during the year,” said Randy Riffle, EVP/Chief Lending Officer. “Additionally, PPP loans helped fuel loan production, with $32.2 million in total PPP loans funded in 2020. The first round of PPP expired on August 8, 2020 and as of year-end, we had submitted 171 forgiveness applications to the SBA totaling $13.5 million and received payment from the SBA for 114 borrowers. Approximately $182,000 of the income recognized during the fourth quarter was related to deferred fees associated with PPP loan payoffs.”

The Company originated $95.7 million in residential mortgages during the quarter and sold $59.3 million, with an average gross margin on sale of mortgage loans of approximately 3.01%. This production compares to residential mortgage originations of $41.1 million in the preceding quarter with sales of $48.0 million. “The activity in the mortgage market continued to exceed historical volumes again during the fourth quarter of 2020, especially for refinances of existing mortgages as interest rates remain at historically low levels,” said Kelly Liske, Chief Banking Officer.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2020	September 30, 2020	December 31, 2019	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$309,828	$317,755	$306,014	$(7,927)	$3,814
Multi-family	162,467	127,569	96,098	34,898	66,369
Commercial real estate	296,574	283,390	255,722	13,184	40,852
Construction and land	123,627	75,204	37,187	48,423	86,440
Total real estate loans	892,496	803,918	695,021	88,578	197,475

Consumer:
Home equity	33,103	34,120	35,046	(1,017)	(1,943)
Auto and other consumer	128,233	111,782	112,119	16,451	16,114
Total consumer loans	161,336	145,902	147,165	15,434	14,171

Commercial business	100,201	123,036	41,571	(22,835)	58,630

Total loans	1,154,033	1,072,856	883,757	81,177	270,276
Less:
Net deferred loan fees	4,346	2,628	206	1,718	4,140
Premium on purchased loans, net	(6,129)	(4,196)	(4,514)	(1,933)	(1,615)
Allowance for loan losses	13,847	13,007	9,628	840	4,219
Total loans receivable, net	$1,141,969	$1,061,417	$878,437	$80,552	$263,532

 The Company continues to monitor the sectors that have been most heavily impacted by the COVID-19 pandemic. The table below presents selected information on loans to these industries as of December 31, 2020.

Industry	% of Total Loan Portfolio	Loan Balance	Number of Loans	Average Loan-to-Value
		(In thousands)
Hospitality	4.4%	$49,181	15	61.4%
Restaurant and food services	0.2	1,915	6	64.9
Lessors of commercial real estate to hospitality, restaurant, and retail establishments	4.4	48,894	27	51.02

Total deposits increased $79.1 million, or 6.3%, to $1.33 billion at December 31, 2020, compared to $1.25 billion at September 30, 2020 and increased $331.9 million, or 33.1%, when compared to $1.00 billion a year ago. Savings accounts decreased 2.7% compared to a year ago, to $164.4 million at December 31, 2020, and represented 12.3% of total deposits; transaction accounts increased 55.9% compared to a year ago to $431.2 million at December 31, 2020, and account for 32.3% of total deposits; money market accounts increased 73.0% compared to a year ago to $429.1 million, and represented 32.2% of total deposits, and certificates of deposit remained unchanged compared to a year ago at $308.8 million at year-end, and represent 23.2% of total deposits.

“Deposit balances remain at record levels, as consumers continue to build cash reserves,” said Bullard. “We are strategically increasing non-interest bearing and other core deposits to manage overall funding costs and interest rate risk. We held $93.9 million, or 7.0% of total deposits, in brokered CDs included in our balance of certificates of deposit at December 31, 2020, and $92.6 million, or 7.4% of total deposits in brokered CDs at September 30, 2020. The weighted-average cost of brokered CDs improved to 0.36% for the fourth quarter of 2020, compared to 0.51% for the previous quarter. We were able to lower our total cost of funds over the quarter by shifting our deposit mix toward noninterest-bearing and other core deposits.” Total cost of funds improved to 0.38% for the fourth quarter of 2020 compared to 0.50% for the third quarter of 2020.

Deposits consisted of the following at the dates indicated:

	December 31, 2020	September 30, 2020	December 31, 2019	Three Month Change	One Year Change
	(In thousands)
Savings	$164,434	$171,905	$168,983	$(7,471)	$(4,549)
Transaction accounts	431,171	390,867	276,496	40,304	154,675
Money market accounts	429,143	398,144	248,086	30,999	181,057
Certificates of deposit	308,769	293,540	308,080	15,229	689
Total deposits	$1,333,517	$1,254,456	$1,001,645	$79,061	$331,872

Total shareholders' equity increased to $186.4 million at December 31, 2020, compared to $180.7 million three months earlier, and $176.9 million a year earlier. The quarter-over-quarter increase in equity was due to earnings of $3.8 million and an increase to other comprehensive income based on the improvement in the market value of the investment portfolio of $2.3 million, partially offset by the cost of stock buybacks. Book value per common share increased to $18.20 at December 31, 2020, compared to $17.65 at September 30, 2020 and $16.48 at December 31, 2019.

Operating Results

In the fourth quarter of 2020, the Company generated a return on average assets ("ROAA") of 0.97%, and a return on average equity ("ROAE") of 8.32%, compared to 0.99% and 8.22%, respectively, in the third quarter of 2020, and 0.71% and 4.99%, respectively, in the fourth quarter a year ago.

Total interest income increased to $14.0 million for the fourth quarter of 2020, compared to $13.4 million in the previous quarter and $11.8 million in the fourth quarter of 2019. Interest and fees on loans increased due to loan growth which offset a small decrease in investment interest income. Quarter over quarter, the yield on total investment securities decreased 8 basis points while the yield on average loans receivable decreased by 4 basis points. Total interest expense was $1.3 million for the fourth quarter of 2020, compared to $1.6 million in the third quarter of 2020, and $2.6 million in the fourth quarter a year ago. The decrease in interest expense was due to the decline in the cost of deposits to 42 basis points from 45 basis points in the prior quarter and from 105 basis points the fourth quarter one year ago.

Net interest income, before provision for loan losses, increased 7.8% during the quarter to $12.7 million, compared to $11.8 million for the preceding quarter and increased 38.4% compared to $9.2 million in the fourth quarter a year ago. For the year 2020, net interest income, before the provision for loan losses, increased 16.1% to $44.0 million, compared to $37.9 million for the year 2019. Due to loan growth and the COVID-19 pandemic and the related impact to the business environment, the Company recorded a $930,000 provision for loan losses during the fourth quarter of 2020. This compares to a provision for loan losses of $1.4 million for the preceding quarter, and a provision for loan losses of $249,000 for the fourth quarter of 2019. For the full year 2020, the provision for loan losses was $5.0 million, compared to $669,000 for 2019.

The net interest margin expanded 10 basis point to 3.46% for the fourth quarter of 2020, compared to 3.36% for the third quarter of 2020, and increased 32 basis points compared to 3.14% for the fourth quarter in 2019. “Our improved earning asset mix as well as our lower cost of funds had a positive impact on our net interest margin again this quarter,” said Bullard. For the year 2020, the net interest margin was 3.27% compared to 3.20% in 2019.

The yield on earning assets decreased 1 basis point to 3.81% for the fourth quarter of 2020, compared to 3.82% for the third quarter of 2020, and decreased from 4.03% for the fourth quarter in 2019. The decrease was due to lower yields on the investment portfolio and loans, which was offset by higher average loan balances. The yield on the loan portfolio decreased to 4.41% for the fourth quarter 2020, from 4.45% for the third quarter 2020, and decreased from 4.50% for the fourth quarter of 2019. The cost of interest-bearing liabilities decreased 13 basis points to 0.47% for the fourth quarter of 2020 compared to 0.60% for the third quarter of 2020 and decreased 70 basis points from 1.17% for the fourth quarter in 2019. “Over the past year we have been actively working on changing the mix of our funding profile and lowering our cost of deposits. We anticipate moderate additional cost save improvements in our certificate of deposit portfolio,” said Bullard.

Noninterest income decreased 3.0% to $4.6 million for the fourth quarter 2020 from $4.8 million for the third quarter 2020 and increased 91.4% compared to $2.4 million for the fourth quarter in 2019. Fourth quarter of 2020 included a $2.3 million gain on sale of loans compared to a $1.7 million gain on sale of loans in the preceding quarter and a $247,000 gain on sale of loans in the fourth quarter a year ago. Noninterest income growth during the fourth quarter of 2020 was driven by increased mortgage refinance activity, which resulted in strong loan sale activity, as well as a gain on sale of investment securities of $912,000. Loan and deposit service fees totaled $940,000 for the fourth quarter 2020, compared to $868,000 for the preceding quarter and $994,000 for the fourth quarter a year ago. For the year 2020, noninterest income more than doubled to $15.8 million, compared to $7.0 million in 2019, reflecting substantial increases in gain on sale of investment securities and gain on sale of loans. Noninterest income also increased due to the higher cash surrender value of bank owned life insurance (BOLI) due to increased investment in BOLI, as well as a restructure of the existing BOLI policies into superior products.

Noninterest expense totaled $11.7 million for the fourth quarter of 2020, compared to $10.1 million for the preceding quarter and $8.6 million for the fourth quarter a year ago. The quarterly increase reflects higher compensation expense, including salaries, commissions and benefits. For the year 2020, noninterest expense increased to $41.5 million, compared to $33.1 million in 2019, due to higher salary and benefit expenses, including employee production-related commission payments, increased advertising spending and increases in operational expenses associated with overall asset growth.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Federal, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2020. Common Equity Tier 1 and Total Risk-Based Capital Ratios at December 31, 2020 were 13.4% and 14.6%, respectively.

Nonperforming loans decreased to $2.3 million at December 31, 2020, from $3.1 million at September 30, 2020. The percentage of the allowance for loan losses to nonperforming loans increased to 609.2%, at December 31, 2020, from 419.9% at September 30, 2020, and 536.1% at December 31, 2019. Classified loans increased $3.5 million during the current quarter to $7.5 million at December 31, 2020, reflecting a downgrade in a commercial real estate relationship. The allowance for loan losses as a percentage of total loans was 1.2% at December 31, 2020, compared to 1.2% at September 30, 2020, and 1.1% at December 31, 2019.

About the Company

First Northwest is a bank holding company which primarily engages in the business activity of its subsidiary, First Federal. First Federal is a community-oriented financial institution serving Clallam, Jefferson, Kitsap, Whatcom, and King counties in Washington, through its Seattle lending center and ten full-service branches. Our business and operating strategy is focused on building sustainable earnings through hiring experienced bankers, geographic expansion, and diversifying our loan product mix, expanding our deposit product offerings that deliver value-added solutions, enhancing existing services and digital service delivery channels, and enhancing our infrastructure to support the changing needs and expectations of our customers.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019	Three Month Change	One Year Change
Assets

Cash and due from banks	$13,508	$16,776	$13,519	-19.5%	-0.1%
Interest-bearing deposits in banks	51,647	35,303	35,220	46.3	46.6
Investment securities available for sale, at fair value	364,296	369,111	315,580	-1.3	15.4
Loans held for sale	3,753	4,754	503	-21.1	646.1
Loans receivable (net of allowance for loan losses of $13,847, $13,007, and $9,628)	1,141,969	1,061,417	878,437	7.6	30.0
Federal Home Loan Bank (FHLB) stock, at cost	5,977	5,944	6,034	0.6	-0.9
Accrued interest receivable	6,966	7,367	3,931	-5.4	77.2
Premises and equipment, net	14,785	14,737	14,342	0.3	3.1
Mortgage servicing rights, net	2,120	1,545	871	37.2	143.4
Bank-owned life insurance, net	38,353	38,104	30,027	0.7	27.7
Prepaid expenses and other assets	10,975	9,612	8,872	14.2	23.7

Total assets	$1,654,349	$1,564,670	$1,307,336	5.7%	26.5%

Liabilities and Shareholders' Equity

Deposits	$1,333,517	$1,254,456	$1,001,645	6.3%	33.1%
Borrowings	109,977	109,150	112,930	0.8	-2.6
Accrued interest payable	53	51	373	3.9	-85.8
Accrued expenses and other liabilities	23,303	18,359	14,392	26.9	61.9
Advances from borrowers for taxes and insurance	1,116	1,986	1,145	-43.8	-2.5

Total liabilities	1,467,966	1,384,002	1,130,485	6.1	29.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,247,185 at December 31, 2020; issued and outstanding 10,234,204 at September 30, 2020; and issued and outstanding 10,731,639 at December 31, 2019	102	102	107	0.0	-4.7
Additional paid-in capital	97,412	97,229	102,017	0.2	-4.5
Retained earnings	92,657	89,546	86,156	3.5	7.5
Accumulated other comprehensive loss, net of tax	5,442	3,186	(1,539)	70.8	453.6
Unearned employee stock ownership plan (ESOP) shares	(9,230)	(9,395)	(9,890)	1.8	6.7

Total shareholders' equity	186,383	180,668	176,851	3.2	5.4

Total liabilities and shareholders' equity	$1,654,349	$1,564,670	$1,307,336	5.7%	26.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	December 31, 2020	September 30, 2020	December 31, 2019	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$11,894	$11,097	$9,505	7.2%	25.1%
Interest on mortgage-backed and related securities	437	565	1,070	-22.7	-59.2
Interest on investment securities	1,581	1,603	1,065	-1.4	48.5
Interest on deposits in banks	9	9	54	0.0	-83.3
FHLB dividends	56	97	64	-42.3	-12.5
Total interest income	13,977	13,371	11,758	4.5	18.9

INTEREST EXPENSE
Deposits	1,079	1,405	2,171	-23.2	-50.3
Borrowings	221	205	427	7.8	-48.2
Total interest expense	1,300	1,610	2,598	-19.3	-50.0

Net interest income	12,677	11,761	9,160	7.8	38.4

PROVISION FOR LOAN LOSSES	930	1,350	249	-31.1	273.5

Net interest income after provision for loan losses	11,747	10,411	8,911	12.8	31.8

NONINTEREST INCOME
Loan and deposit service fees	940	868	994	8.3	-5.4
Mortgage servicing fees, net of amortization	146	148	33	-1.4	342.4
Net gain on sale of loans	2,324	1,725	247	34.7	840.9
Net gain on sale of investment securities	912	969	779	-5.9	17.1
Increase in cash surrender value of bank-owned life insurance	249	622	273	-60.0	-8.8
Other income	67	449	97	-85.1	-30.9
Total noninterest income	4,638	4,781	2,423	-3.0	91.4

NONINTEREST EXPENSE
Compensation and benefits	7,193	6,070	4,902	18.5	46.7
Data processing	691	640	645	8.0	7.1
Occupancy and equipment	1,663	1,367	1,233	21.7	34.9
Supplies, postage, and telephone	236	254	205	-7.1	15.1
Regulatory assessments and state taxes	271	262	210	3.4	29.0
Advertising	572	285	512	100.7	11.7
Professional fees	408	361	214	13.0	90.7
FDIC insurance premium	89	86	—	3.5	100.0
Other	596	756	700	-21.2	-14.9
Total noninterest expense	11,719	10,081	8,621	16.2	35.9

INCOME BEFORE PROVISION FOR INCOME TAXES	4,666	5,111	2,713	-8.7	72.0

PROVISION FOR INCOME TAXES	850	1,436	495	-40.8	71.7

NET INCOME	$3,816	$3,675	$2,218	3.8%	72.0%

Basic and diluted earnings per common share	$0.41	$0.40	$0.23	2.5%	78.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Year Ended December 31,		Percent
	2020	2019	Change
INTEREST INCOME
Interest and fees on loans receivable	$43,063	$40,166	7.2%
Interest on mortgage-backed and related securities	2,701	4,606	-41.4
Interest on investment securities	5,569	3,965	40.5
Interest on deposits in banks	94	244	-61.5
FHLB dividends	255	332	-23.2
Total interest income	51,682	49,313	4.8

INTEREST EXPENSE
Deposits	6,663	8,304	-19.8
Borrowings	1,061	3,144	-66.3
Total interest expense	7,724	11,448	-32.5

Net interest income	43,958	37,865	16.1

PROVISION FOR LOAN LOSSES	5,046	669	654.3

Net interest income after provision for loan losses	38,912	37,196	4.6

NONINTEREST INCOME
Loan and deposit service fees	3,454	3,893	-11.3
Mortgage servicing fees, net of amortization	137	176	-22.2
Net gain on sale of loans	6,433	1,077	497.3
Net gain on sale of investment securities	3,147	836	276.4
Increase in cash surrender value of bank-owned life insurance	1,826	708	157.9
Other income	849	322	163.7
Total noninterest income	15,846	7,012	126.0

NONINTEREST EXPENSE
Compensation and benefits	24,590	18,999	29.4
Data processing	2,790	2,623	6.4
Occupancy and equipment	5,726	4,642	23.4
Supplies, postage, and telephone	985	883	11.6
Regulatory assessments and state taxes	930	783	18.8
Advertising	1,506	1,081	39.3
Professional fees	1,523	1,121	35.9
FDIC insurance premium	245	82	198.8
FHLB prepayment penalty	210	344	-39.0
Other	2,959	2,559	15.6
Total noninterest expense	41,464	33,117	25.2

INCOME BEFORE PROVISION FOR INCOME TAXES	13,294	11,091	19.9

PROVISION FOR INCOME TAXES	2,954	2,077	42.2

NET INCOME	$10,340	$9,014	14.7%

Basic earnings per common share	$1.11	$0.92	20.7%
Diluted earnings per common share	$1.10	$0.91	20.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited)

	As of or For the Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Performance ratios: (1)
Return on average assets	0.97%	0.99%	0.56%	0.27%	0.71%
Return on average equity	8.32	8.22	4.60	1.94	4.99
Average interest rate spread	3.35	3.22	2.90	2.86	2.86
Net interest margin (2)	3.46	3.36	3.10	3.11	3.14
Efficiency ratio (3)	67.7	60.9	72.3	80.0	74.4
Average interest-earning assets to average interest-bearing liabilities	131.7	130.9	129.5	130.1	131.8
Book value per common share	$18.20	$17.65	$17.07	$16.02	$16.48

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%	0.2%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.2	0.3	0.3	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	609.2	419.9	360.8	622.4	536.1
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.3%	10.5%	10.9%	11.8%	12.2%
Common equity Tier 1 capital	13.4	14.7	15.1	16.8	17.5
Tier 1 risk-based	13.4	14.7	15.1	16.8	17.5
Total risk-based	14.6	16.0	16.4	18.1	18.7

Other Information:
Average total assets	$1,567,521	$1,488,723	$1,401,500	$1,287,529	$1,242,780
Average interest-earning assets	1,466,103	1,401,090	1,305,437	1,208,314	1,167,805
Average total loans	1,089,505	1,009,210	938,646	876,135	849,741
Average equity	183,424	178,887	172,009	179,614	177,759
Average deposits	1,277,632	1,227,656	1,133,665	1,008,410	985,788

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited) (continued)

	As of or For the Year Ended December 31,
	2020	2019
Performance ratios: (1)
Return on average assets	0.72%	0.72%
Return on average equity	5.79	5.13
Average interest rate spread	3.09	2.91
Net interest margin (2)	3.27	3.20
Efficiency ratio (3)	69.3	73.8
Average interest-earning assets to average interest-bearing liabilities	130.6	129.8
Book value per common share	$18.20	$16.48

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%
Nonperforming loans to total loans (5)	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	609.2	536.1
Allowance for loan losses to total loans	1.2	1.1
Net charge-offs to average outstanding loans	0.1	0.1

Capital ratios (First Federal):
Tier 1 leverage	10.3%	12.2%
Common equity Tier 1 capital	13.4	17.5
Tier 1 risk-based	13.4	17.5
Total risk-based	14.6	18.7

Other Information:
Average total assets	$1,436,895	$1,255,581
Average interest-earning assets	1,345,770	1,181,923
Average total loans	978,799	870,696
Average equity	178,498	175,578
Average deposits	1,162,323	957,557

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.